Exhibit 3.1

Article I

SHAREHOLDERS

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6.         QUORUM AND CONDUCT OF MEETINGS.

(a)        Except as otherwise provided by statute or by the Articles of Incorporation, the presence in person or by proxy of one-third of the voting power of the outstanding shares of the Corporation entitled to vote shall constitute a quorum at a meeting of shareholders. If less than a one-third of voting power of the outstanding shares are represented at a meeting, either the presiding officer of the meeting or a majority of the voting power of the shares so represented may adjourn the meeting from time to time until the requisite amount of shares for a quorum shall be present or represented. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called. A quorum, once established, shall not be broken by the withdrawal of enough outstanding shares of the Corporation entitled to vote that leaves less than a quorum.

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